EXHIBIT 99.1

FROM:	Franklin Resources, Inc.
Corporate Communications: Matt Walsh (650) 312-2245
Investor Relations: Brian Sevilla (650) 312-4091
franklintempleton.com

FOR IMMEDIATE RELEASE

Franklin Resources, Inc. Announces Addition to Stock Repurchase Program

San Mateo, CA, June 21, 2007 – Franklin Resources, Inc. [NYSE:BEN] announced that its Board of Directors authorized the company to purchase, from time to time, up to an aggregate of 10.0 million shares of its common stock in either open market or off-market transactions. The size and timing of these purchases will depend on price, market and business conditions and other factors. The stock repurchase program is not subject to an expiration date.

The new board authorization is in addition to the existing authorization, of which 222,758 shares remain available for repurchase at June 15, 2007. The company repurchased an aggregate of 4.0 million shares during the period April 1, 2007 to June 15, 2007, including 3.9 million shares in an off-market transaction from the estate of a former employee. Shares repurchased under the program are retired.

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management solutions managed by its Franklin, Templeton, Mutual Series and Fiduciary Trust investment teams. The San Mateo, CA-based company has 60 years of investment experience and over $620 billion in assets under management as of May 31, 2007. For more information, please call 1-800/DIAL BEN® or visit franklintempleton.com.

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